Exhibit 99.1
Contacts:

Investor Relations:	Todd W. Garner
Vice President, Investor Relations
(908) 277-8065

Media Relations:	Scott T. Lowry
Vice President and Treasurer
(908) 277-8365

BARD TO DIVEST ELECTROPHYSIOLOGY BUSINESS

MURRAY HILL, NJ — (June 28, 2013) — C. R. Bard, Inc. (NYSE: BCR) today announced that it has entered into an agreement to sell certain assets of its Electrophysiology division to Boston Scientific Corporation (NYSE-BSX) for $275 million in cash. The transaction is expected to close in 2013, subject to certain regulatory and customary closing conditions.

Bard Electrophysiology division, located in Lowell, Massachusetts, manufactures and markets medical equipment, catheters and accessories used in cardiac electrophysiology (EP) procedures. Annual net sales associated with the divested assets were approximately $111 million in 2012.

Timothy M. Ring, chairman and chief executive officer, commented, “This divestiture is consistent with our strategic plan, which is designed to position our portfolio for accelerated sales growth over time. By exiting the EP business, we believe we can better direct management’s attention and our capital resources toward pursuing opportunities where we believe we can achieve sustainable long-term leadership positions and provide attractive growth and returns to shareholders.”

At the current time, the company expects this transaction to be approximately 5 cents dilutive to 2013 adjusted earnings per share and immaterial to 2014 adjusted earnings per share guidance previously provided by the company.

C. R. Bard, Inc. (www.crbard.com), headquartered in Murray Hill, NJ, is a leading multinational developer, manufacturer and marketer of innovative, life-enhancing medical technologies in the fields of vascular, urology, oncology and surgical specialty products.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on management’s current expectations, the accuracy of which is necessarily subject to risks and uncertainties. These statements are not historical in nature and use words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “forecast”, “plan”, “believe”, and other words of similar meaning in connection with any discussion of future operating or financial performance. Many factors may cause actual results to differ materially from anticipated results including product developments, sales efforts, income tax matters, the outcomes of contingencies such as legal proceedings, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward-looking statements. Please refer to the Cautionary Statement Regarding Forward-Looking Information in our March 31, 2013 Form 10-Q for more detailed information about these and other factors that may cause actual results to differ materially from those expressed or implied.